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                                                                   Exhibit 99(1)


HARRAH'S ENTERTAINMENT COMPLETES ACQUISITION OF PLAYERS INTERNATIONAL; $425 MILLION DEAL EXPANDS HARRAH'S CUSTOMER BASE, GEOGRAPHIC REACH

         LAS VEGAS, March 22 -- Harrah's Entertainment, Inc. (NYSE: HET) announced today the completion of its $425 million acquisition of Players International Inc., (Nasdaq: PLAY) following final approval by regulatory authorities.

         The transaction included payment by Harrah's Entertainment of $8.50 in cash for each share of Players' outstanding common stock, plus assumption of about $150 million in debt.

         "The acquisition of Players strengthens Harrah's distribution network and reinforces our position as the most diversified casino entertainment company in the United States with 21 casinos in 17 U.S. markets," Harrah's Entertainment Chairman and CEO Phil Stare said.

         "The merger also gives us the opportunity to offer Players' customers the benefits of the industry-leading customer loyalty program, Total Rewards -- already more than 18 million person strong -- and broadens our geographic diversification," he said.

         Harrah's Entertainment intends to convert Players' Lake Charles, La., and Metropolis, Ill., casino operations to the Harrah's brand name after various capital improvement projects are completed. Players' Maryland Heights, Mo., facility near St. Louis will be consolidated with the Harrah's operation there.

         "The Lake Charles operation gives us direct access to customers in the Houston market -- the nation's 16th largest casino feeder market," Satre said. "The Metropolis facility will enable us to introduce the Harrah's Entertainment customer experience to new target customers from southern Illinois and northern Kentucky as well as position Harrah's closer to Nashville and other middle Tennessee markets.

         "And combining the Players and Harrah's Maryland Heights operations will create greater operating and marketing synergies that will make the property stronger and allow us to build a loyal customer following for a single brand."

         Harrah's Entertainment, Inc. is the most recognized and respect name in the casino entertainment industry, now operating 21 casinos in 17 markets in the United States. Harrah's operates casinos under the Harrah's, Showboat and Rio brand names. Founded more than 60 years ago, the Company is focused on building loyalty and value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

         Statements in this release concerning future events, including future performance and business prospects, are forward-looking statements and are subject to certain risks and uncertainties. These include, but are not limited to, economic and bank and stock market conditions, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any foward-looking statements.

SOURCE Harrah's Entertainment, Inc.

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